Exhibit 99.1

Delcath Systems Announces Sandra Pennell as Senior Vice President of Finance

NEW YORK, June 7, 2023 Delcath Systems, Inc. (Nasdaq: DCTH) (the “Company” or “Delcath”), an interventional oncology company focused on the treatment of primary and metastatic cancers of the liver, is pleased to announce that the Company has appointed Sandra Pennell as its new Senior Vice President of Finance. Ms. Pennell will also serve as an Executive Officer of the Company and its Principal Accounting Officer and Principal Financial Officer.

Ms. Pennell joins the Company with over twenty-years of experience in a variety of financial oversight roles within the biotechnology industry and she will be responsible for managing all the Company’s financial affairs, including preparing global financial statements for the guidance of management in accordance with U.S. Generally Accepted Accounting Principles (GAAP). She will lead the Company’s financial team as the Company prepares to transition into a commercial organization.

Ms. Pennell previously held the position of Vice President, Finance at Invivyd, Inc. and prior to that she was a Vice President, Corporate Controller, and Principal Accounting Officer at Vericel Corporation. Sandra earned a Bachelor and Master of Science in Accountancy from University of Illinois at Urbana-Champaign.

“We are pleased to welcome Sandra to the Delcath management team,” said Gerard Michel, Chief Executive Officer. “Given her experience in rapidly growing commercial companies she is well positioned to manage Delcath’s financial operations and strategy as we approach the possible commercialization of the Hepzato Kit in the US.”

About Delcath Systems, Inc.

Delcath Systems, Inc. is an interventional oncology company focused on the treatment of primary and metastatic liver cancers. The company’s proprietary products, HEPZATO Kit (melphalan hydrochloride for Injection/Hepatic Delivery System) and CHEMOSAT® Hepatic Delivery System for Melphalan percutaneous hepatic perfusion (PHP) are designed to administer high-dose chemotherapy to the liver while controlling systemic exposure and associated side effects during a PHP procedure.

In the United States, HEPZATO Kit is considered an investigational drug/device combination product regulated as a drug by the United States Food and Drug Administration (FDA). HEPZATO Kit is comprised of the chemotherapeutic drug melphalan and Delcath’s proprietary Hepatic Delivery System (HDS). The HDS is used to surgically isolate the liver while simultaneously filtrating hepatic venous blood during melphalan infusion and washout. The use of the HDS results in loco-regional delivery of a relatively high melphalan dose, which can potentially induce a clinically meaningful tumor response with minimal hepatotoxicity and reduce systemic exposure. In the US, HEPZATO Kit was the subject of a February 14, 2023 new drug application resubmission to FDA for the treatment of patients with unresectable hepatic-dominant metastatic ocular melanoma (mOM), also known as metastatic uveal melanoma (mUM). FDA has established an August 14, 2023 Prescription Drug User Fee Act (PDUFA) date for the resubmission. In Europe, the device-only configuration of the HDS is regulated as a Class III medical device and is approved for sale under the trade name CHEMOSAT Hepatic Delivery System for Melphalan, or CHEMOSAT, where it has been used in the conduct of percutaneous hepatic perfusion procedures at major medical centers to treat a wide range of cancers of the liver.

Contact:

Investor Relations Contact:

Ben Shamsian

Lytham Partners

646-829-9701

shamsian@lythampartners.com